UNITED STATES
             SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549


                        SCHEDULE 13G

          Under the Securities Exchange Act of 1934
                   (Amendment No. 1)



                Paramco Financial Group, Inc.
             -----------------------------------
                      (Name of Issuer)


               Common Stock, $0.001 par value
             ----------------------------------
               (Title of Class of Securities)


                         699168 20 9
                       --------------
                        CUSIP Number


                        April 8, 2003
                     ----------------------
   (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

           [ ]     Rule 13d-1(b)


           [X]     Rule 13d-1(c)


           [ ]     Rule 13d-1(d)




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CUSIP No.  699168 20 9             13G
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1.  NAMES OF REPORTING PERSONS/I.R.S. IDENTIFICATION NOS. OF
    ABOVE PERSONS (ENTITIES ONLY)

         Paul S. Sidey

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2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP   (a) [ ]
    (See Instructions)                                 (b) [ ]

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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION

                       United States
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  NUMBER OF      5.    SOLE VOTING POWER
   SHARES
BENEFICIALLY                           2,772,725
  OWNED BY
    EACH         -----------------------------------------------
  REPORTING
 PERSON WITH     6.    SHARED VOTING POWER


                 -----------------------------------------------
                 7.    SOLE DISPOSITIVE POWER

                                       2,772,725

                 -----------------------------------------------
                 8.    SHARED DISPOSITIVE POWER


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9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
    PERSON

                   2,772,725

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10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUES
    CERTAIN SHARES      [ ]

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11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                    11.7%

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12. TYPE OF REPORTING PERSON

                     IN

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Item 1.

     (a)  Name of Issuer:

                   Paramco Financial Group, Inc.
          --------------------------------------------------------

     (b)  Address of Issuer's Principal Executive Offices:

          4610 So. Ulster Street, Suite 150, Denver, Colorado 80237
          --------------------------------------------------------

Item 2.

     (a)  Name of Person Filing:

                  Paul S. Sidey
          --------------------------------------------------------

     (b)  Address of Principal Office or, if none, Residence:

           4610 So. Ulster Street, Suite 150, Denver, Colorado 80237
          --------------------------------------------------------

     (c)  Citizenship:

               United States
          --------------------------------------------------------

     (d)  Title of Class of Securities:

               Common Stock, par value $.001 per share
          --------------------------------------------------------

     (e)  CUSIP Number:

               699168 20 9
          --------------------------------------------------------


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

     (a) ____ Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  ____ Bank as defined in Section 3(a) (6) of the Exchange Act.

     (c) ____ Insurance company as defined in Section 3(a)(19) of the Exchange Act.

     (d) ____ Investment company registered under Section 8 of the Investment Company Act.

     (e) ____ An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) ____ An employee benefit plan or endowment fund in accordance with Rule 13-d-1(b)(1)(ii)(F);




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     (g) ____ A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) ____ A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) ____ A church plan that is excluded form the definition of an investment company under
               Section 3(c)(14) of the Investment Company
               Act;

     (j)  ____ Group, in accordance with Rule 13-d-1(b)(1)(ii)(J).


Item 4.   Ownership.

     (a)  Amount beneficially owned:    2,772,725
                                     --------------------
     (b)  Percent of class:              11.7%
                                     --------------------
     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 2,772,725
                                                         ----------
          (ii) Shared power to vote or to direct the vote:    0
                                                           ---------
          (iii)Sole power to dispose or to direct the disposition of:
                                 2,772,725
                              -------------
          (iv) Shared power to dispose or to direct the disposition of:
                                    0
                               ------------

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement if being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check following:
     [ ] .


Item 6. Ownership of More than Five Percent on Behalf of Another Person.

                             N/A

Item 7.   Identification and Classification of the
          Subsidiary Which Acquired the Security Being
          Reported on by the Parent Holding Company or Control Person.

                             N/A

Item 8.  Identification and Classification of
         Members of the Group.

                             N/A





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Item 9.  Notice of Dissolution of Group.

                             N/A

Item 10.        Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                          SIGNATURE

     After  reasonable  inquiry  and  to  the  best  of   my
     knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     April 14, 2003

                                     /s/ Paul S. Sidey
                               -----------------------------
                                       Paul S. Sidey












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